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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-69713 and 333-69715 of Delco Remy International, Inc. pertaining to Delco Remy America Personal Savings Plan for Hourly Rate Employees in the United States of Delco Remy International, Inc. and the Delco Remy International 401(k) Retirement and Savings Plan of Delco Remy International, Inc. on Forms S-8 of our report dated March 26, 1998 on the financial statements of Williams Technologies, Inc. appearing in this Form 8-K/A filing of Delco Remy International, Inc. dated January 27, 1999.

Deloitte & Touch LLP
Columbus, Ohio

January 26, 1999